4(m) Return of Principal Death Benefit Rider (ICC20GMDBROP-RC-Z)	EX-99.4m

[Rider attached to and forming a part of your Contract issued by EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

RETURN OF PRINCIPAL DEATH BENEFIT RIDER

GMDB Rider Data

Contract Number: [09-999-999]

GMDB Rider Effective Date:    [September 15, 2020]

Owner:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Available only under NQ Contracts]
[Joint Owner:]	[JANE DOE]	Age: [55]	Sex: [Female]

Annuitant:	[JOHN DOE]	Age: [60]	Sex: [Male]

[Applicable for NQ Contracts]
[Joint Annuitant:]	[JANE DOE] Age: [55]	Sex: [Female]

As of this Rider’s Effective Date, the information shown above supersedes the information in the Data Pages of your Contract to the extent of any difference.]

ICC20GMDBROP-RC-Z

4(m) Return of Principal Death Benefit Rider (ICC20GMDBROP-RC-Z)	EX-99.4m

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

RETURN OF PRINCIPAL DEATH BENEFIT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is [your Contract Date.]

I.	This Rider’s Guaranteed Minimum Death Benefit

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium deferred fixed and variable Annuity Contract as described below. You must contribute or transfer amounts to the Protected Benefit Account Investment Options to fund a GMDB Benefit Base in order to receive benefits under this Rider. The GMDB Benefit Base is used solely to calculate the GMDB described in this Rider and does not provide a Cash Value or any minimum account value and cannot be withdrawn. Withdrawals from your Protected Benefit Account Value will cause an adjustment to your GMDB Benefit Base as described below.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section III.).

[The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death or divorce of the Owner of this Contract), are described in the Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.]

Definitions Pertaining to Investment Options and Annuity Account Value

i.	“Annuity Account Value” as defined in Section 1.02 of your Contract means the sum of (i) your “Protected Benefit Account Value” (“PBAV”) and (ii) your “Investment Account Value” (“IAV”).

ii.

“Protected Benefit Account” (“PBA”) is the account which holds (i) the PBA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfers to the PBA Investment Options.

iii.	“PBAV” means the sum of the amounts held for you in the PBA.

iv.	“PBA Investment Options” means the Variable Investment Options available with this GMDB Rider and as shown in the Data Pages.

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4(m) Return of Principal Death Benefit Rider (ICC20GMDBROP-RC-Z)	EX-99.4m

v.

“Investment Account” is the account which holds (i) the IA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated transfers to the IA Investment Options

vi.	“IAV” means the sum of amounts held for you in the Investment Account.

vii.	“IA Investment Options” means the Variable Investment Options [and the Guaranteed Interest Option] under this Rider.

viii.	“Investment Options” as defined in Section 1.14 of your Contract means (i) the PBA Investment Options and (ii) the IA Investment Options defined above.

ix.	“PBA First Funding Date” is the Transaction Date that amounts are first contributed or transferred to the PBA.

Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is equal to: 1) your initial Contribution and Subsequent Contributions to the PBA Investment Options as described in Part III of your Contract (“Contributions and Allocations”), and 2) amounts transferred, as described in Part IV of your Contract (“Transfers Among Investment Options”) from an IA Investment Option to a PBA Investment Option, less any deductions that reflect withdrawals. While this Rider is in effect, once amounts are allocated or transferred to the PBA Investment Options, they may be transferred only among these Options.

Your Death Benefit amount under this Rider is determined by comparing the Protected Benefit Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit under this Rider. The Death Benefit under the Contract is equal to the sum of the Death Benefit under this Rider and the Investment Account Value.

[The following text will appear when the Contract Owner elects the Extra Credit Contract with this Rider]

[Any Credits and any applicable Earnings Bonus applied to your Annuity Account Value as provided under your Endorsement Applicable to Credits and Earnings Bonuses are not used for purposes of determining your GMDB Benefit Base. When you make a Contribution to the PBA, only the amount of the Contribution, excluding any Credits, is included in the determination of the Benefit Base. When you make a transfer from the IAV to the PBA Investment Options, the amount of any Credits and any applicable Earnings Bonus that had been applied to the IAV are considered transferred first and are not included in the determination of the Benefit Base. Transfers to the PBA Investment Options do not increase the Benefit Base until an amount equal to the total amount of all Credits (before any earnings thereon) and any applicable Earnings Bonus that were applied to the IAV have been transferred to the PBA Investment Options. However, Credits and Earnings Bonuses are included in your PBAV.]

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4(m) Return of Principal Death Benefit Rider (ICC20GMDBROP-RC-Z)	EX-99.4m

Your IAV is not used for purposes of determining your GMDB Benefit Base. If we discontinue transfers and Contributions to the PBA Investment Options, you will not, thereafter, be able to fund or add to the GMDB Benefit Base.

The reduction of your GMDB Benefit Base following a withdrawal is on a pro-rata basis. A pro-rata reduction is determined as follows:

(1)	Divide the amount of the withdrawal by your PBAV immediately preceding the withdrawal;

(2)

Multiply the fraction calculated in (1) by the amount of your GMDB Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction.    We will make this reduction as of the Transaction Date of each withdrawal.

II.	The Cost of This Rider

[There is no charge for this benefit.]

III.	Termination Provision of This Rider

This Rider may be terminated on either an automatic or voluntary basis.    Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”

This Rider will automatically terminate if:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or

(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including exercise of GMIB or any benefit available on the Maturity Date, or

(iii)

except as provided below, you change the Owner of the Contract [or for Joint Owner Contracts, (i) the older Joint Owner is changed or (ii) the younger Joint Owner is changed, and the new Joint Owner does not meet the age eligibility requirements for this Rider], or

(iv)	you make an assignment of this Contract or any of the rights under this Contract, or

(v)	termination is required by an endorsement to your Contract, or

(vi)	the Contract terminates, or

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4(m) Return of Principal Death Benefit Rider (ICC20GMDBROP-RC-Z)	EX-99.4m

(vii)	[Spousal Continuation is elected and the surviving spouse is not eligible, based on age, to make Contributions or transfers into the PBA, and the PBA has not value,] or,

(viii)

[Successor Owner Annuitant is elected and the surviving spouse does not meet the age eligibility requirements for this Rider or the PBA has no value. Notwithstanding the previous sentence, if your Contract was issued without the Guaranteed Minimum Income Benefit (GMIB) Rider, or was issued with the GMIB Rider and such GMIB Rider is terminated after the Contract Date and before your date of death, this Rider will not automatically terminate even if the PBA has no value as long as the surviving spouse meets the age eligibility requirements for this GMDB Rider], or

(ix)	the PBAV under this Rider falls to zero.

Upon effecting termination of this Rider as described in items (iii) and (iv) of the preceding paragraph, you must then either 1) withdraw your entire PBAV, or 2) transfer your entire PBAV to the IA Investment Options. Once you have terminated this Rider amounts may no longer be allocated to the PBA Investment Options.

In accordance with items (iii) and (iv) above, this Rider will not terminate if any of the following occurs:

1.

a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

2.

a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

3.

You divorce, and a) in accordance with your divorce decree, your former spouse is awarded 100% of the Annuity Account Value under your Contract, and b) your former spouse meets the age requirements for this Rider on the date the Owner/Annuitant under this Contract is changed from you to your former spouse.

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4(m) Return of Principal Death Benefit Rider (ICC20GMDBROP-RC-Z)	EX-99.4m

[Effect of Termination of this Rider on your Death Benefit

The effect of termination of this Rider on your Death Benefit is described in the “Endorsement Applicable to Termination of an Optional Guaranteed Income Benefit and or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).” Your Death Benefit is terminated automatically when this Rider is terminated].

IV.	Reports

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[

Mark Pearson, Chief Executive Officer	Dave S. Hattem, Senior Executive Director and Secretary]

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